(m)(4)(A)(i)

May 1, 2012

ING Investors Trust
7337 East Doubletree Ranch Road
Suite 100
Scottsdale, Arizona 85258

Re: Reduction in Fee Payable under the ING Investors Trust Shareholder Service Plan

Ladies and Gentlemen:

          Pursuant to our letter agreement dated May 1, 2012, we have agreed to waive the shareholder service fee payable to us under the Shareholder Service Plan for Service Class Shares of ING U.S. Stock Index Portfolio (the “Portfolio”), a series of ING Investors Trust (the “Agreement”), in the amount of 0.01% of the average daily net assets attributable to Service Class Shares of the Portfolio from May 1, 2012 through May 1, 2013.

          By this letter, we agree to waive this fee for the period from May 1, 2012 through May 1, 2013.

          Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

/s/ Michael J. Roland
Michael J. Roland
Executive Vice President
ING Investments Distributor, LLC

Agreed and Accepted:
ING Investors Trust

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Investments Distributor, LLC
Suite 100	Fax: 480-477-2744
Scottsdale, AZ 85258-2034	www.ingfunds.com